Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form on S-8 (Registration No. 333-180350) of Northwest Natural Holding Company of our report dated February 23, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations of Gill Ranch Storage, LLC and the change in composition of reportable segments, discussed in Notes 4 and 16, respectively, as to which the date is September 24, 2018, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Northwest Natural Gas Company’s Current Report on Form 8-K dated September 24, 2018.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Portland, Oregon

October 3, 2018